UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DAVIS COMMODITIES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 Bukit Batok Crescent, #10-01, The Spire, Singapore	658079
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Class A Ordinary Shares, par value $0.000000430108 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is being filed to update the description of the ordinary shares of Davis Commodities Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), which were previously registered as the “Ordinary Shares, par value $0.000000430108 per share” (the “Ordinary Shares”) under the Securities Exchange Act of 1934 pursuant to the Company’s Form 8-A filed on September 14, 2023 (the “Original Form 8-A”).

On June 23, 2025, the Company held an extraordinary general meeting, at which the shareholders approved, as a special resolution, the re-designation and re-classification of the Company’s shares (the “Re-Designation of Share Capital”) and the adoption of the Third Amended and Restated Memorandum and Articles of Association of the Company (the “New M&As”). Pursuant to the Re-Designation of Share Capital, (i) all authorized and issued and outstanding Ordinary Shares held by existing shareholders of the Company, except (a) the 15,056,700 Ordinary Shares held by Davis & KT Holdings Pte. Ltd. and (b) the 1,458,281 Ordinary Shares held by Mr. Lek Pow Sheng, Pauson, were re-designated and re-classified into Class A ordinary shares, par value of US$0.000000430108 per share (the “Class A Ordinary Shares”) on a one-for-one basis, and the 15,056,700 Ordinary Shares and 1,458,281 Ordinary Shares held by Davis & KT Holdings Pts. Ltd. and Mr. Lek Pow Sheng, Pauson were re-designated and re-classified into Class B ordinary shares, par value of US$0.000000430108 per share (the “Class B Ordinary Shares”), on a one-for-one basis. Further, 232,472,014,356 authorized but unissued Ordinary Shares were re-designated and re-classified into 232,472,014,356 Class A Ordinary Shares, and 3,485,019 authorized but unissued Ordinary Shares were re-designated and re-classified into 3,485,019 Class B Ordinary Shares, each on a one-for-one basis.

Following the Re-Designation of Share Capital, the authorized share capital of the Company was US$100,000.11 divided into 232,480,000,000 Class A Ordinary Shares and 20,000,000 Class B Ordinary Shares, in each case having the rights and subject to the restrictions set out in the New M&As.

On June 27, 2025, the Company filed the New M&As with the Registrar of Companies of the Cayman Islands. This Amendment No. 1 to Form 8-A is filed to amend and supplement Items 1 and 2 of the Original Form 8-A.

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Item 1.	Description of Registrant’s Securities to be Registered.

The following is a summary of changes to the material terms of the Company’s Class A Ordinary Shares. This summary is not exhaustive. For more detailed information, please refer to the New M&As, a copy of which was filed as Exhibit 99.2 to the Report on Form 6-K on June 24, 2025, and is incorporated by reference into this Form 8-A/A.

The authorized share capital of the Company is US$100,000.11 divided into 232,480,000,000 Class A Ordinary Shares and 20,000,000 Class B Ordinary Shares, in each case with a par value of US$0.000000430108 per share. The Class A Ordinary Shares and the Class B Ordinary Shares carry equal rights and rank pari passu with one another other, except as outlined below:

(a)       Conversion

(i)	a holder of Class B Ordinary Shares has the conversion right in respect of each Class B Ordinary Share subject to the New M&As while a holder of Class A Ordinary Shares has no rights to convert Class A Ordinary Shares into Class B Ordinary Shares under any circumstances; and

(ii)	each Class B Ordinary Share may be converted at the option of the holder, at any time after issue and without the payment of any additional sum, into one fully paid Class A Ordinary Share on a one for one basis.

(b)       Voting Rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to receive notice of, attend, speak, and vote at general meetings of the Company. At all times (except during separate general meetings of the holders of a specific class or series of shares as provided in the New M&As), Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted for shareholder consent. Each Class A Ordinary Share is entitled to one (1) vote, and each Class B Ordinary Share is entitled to thirty (30) votes on all matters subject to vote at general meetings of the Company.

(c)       Transfer

Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares or the transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through a voting proxy or otherwise by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B Ordinary Shares will be automatically and immediately converted into an equal number of Class A Ordinary Shares. A sale, transfer, assignment, or disposition becomes effective upon the Company’s registration of such sale, transfer, assignment, or disposition in the Company’s Register. The creation of any pledge, charge, encumbrance, or other third-party right of any description on Class B Ordinary Shares to secure a holder’s contractual or legal obligations is not deemed a sale, transfer, assignment, or disposition unless and until such pledge, charge, encumbrance, or third-party right is enforced and results in the third party holding legal title to the related Class B Ordinary Shares, in which case, all related Class B Ordinary Shares will automatically convert into the same number of Class A Ordinary Shares.

(d)       Dividends

Holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as the Board of Directors of the Company may from time to time declare on a pari passu basis.

(e)       Winding up or Dissolution

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the Class A Ordinary Shares and the Class B Ordinary Shares are entitled to the surplus assets of the Company on a pari passu basis.

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Item 2.	Exhibits.

Exhibit No.	Description
3.1	Third Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 99.2 to the Company’s Form 6-K furnished to the U.S. Securities and Exchange Commission on June 24, 2025).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 14, 2026		DAVIS COMMODITIES LIMITED

	By:	/s/ Li Peng Leck
Li Peng Leck
Executive Chairwoman and Executive Director (Principal Executive Officer)

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